Power of Attorney

May 13, 2004

I, Frank R. Lazo Jr., hereby designate and authorize each of Jack Menache and Anita Paque to sign and file Forms 3, 4, 5 and 144, for me and on my behalf, with the Securities and Exchange Commission and the NASDAQ stock exchange, with the same force and effect as if I had personally affixed my signature thereto. This power of attorney shall remain in effect until December 31, 2004, or until sooner terminated by written notice to Jack Menache, Anita Paque and the Securities and Exchange Commission.


_______________________
Frank R. Lazo Jr.